                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

                                                                   Exhibit 10.25

                                                                     Final Draft

                           HARDWARE MATERIAL SERVICES

                             GENERAL TERMS AGREEMENT

                                   Relating to

                                 BOEING AIRCRAFT

This Hardware Material Services General Terms Agreement No. MWS (HMSGTA) is entered into as of June 16, 2005 by and between The Boeing Company, a Delaware corporation, including its wholly-owned subsidiaries, Boeing Management Company and McDonnell Douglas Corporation (Boeing), and Mid-Western Aircraft Systems, Inc., a Delaware corporation, (Customer). This HMSGTA will be applicable prospectively from this date and be incorporated into orders entered into on or after this date.

Accordingly, Customer and Boeing agree as follows:

Boeing will provide and Customer will purchase, lease or license the spare parts, standards, tools, Materials (as defined in Part 1 herein), services, and other things described herein in accordance with the attached terms and conditions and in accordance with the ordering provisions of the Spares Catalog, and the Materials and Services Listing, as applicable. Except as set forth in an SLA, Boeing is under no obligation to provide spare parts, standards, tools, Materials, services or any other things to Customer once this HMSGTA is signed. However, any spare parts, standards, tools, Materials, services or any other things provided to Customer will be done so under the terms and conditions of this HMSGTA, including any SLAs thereto.

Part 1, Article 11, relating to DISCLAIMER AND RELEASE and the EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES, and the provisions relating to indemnity and insurance, have been the subject of discussion and negotiation and are fully understood by the parties, and the other provisions set forth in this HMSGTA were, and each SLA and Order will be made, in consideration of such provisions.

THE BOEING COMPANY                         MID-WESTERN AIRCRAFT SYSTEMS, INC.

Signature: /s/  Bryan Gerard               Signature: /s/  Seth Mersky
           --------------------------                 --------------------------

Printed Name: Bryan Gerard                 Printed Name: Seth Mersky

Title: Director-New Business Ventures      Title: President

                                      (i)

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



                           HARDWARE MATERIAL SERVICES

                             GENERAL TERMS AGREEMENT

                                     PART 1

                           COMMON TERMS AND CONDITIONS

                                                                                                           PAGE
CONTENTS                                                                                                  NUMBER
--------                                                                                                  ------
1.       Scope of HMSGTA and Ordering..................................................................     1-1
2.       Definitions...................................................................................     1-1
3.       Payment.......................................................................................     1-4
4.       Taxes.........................................................................................     1-5
5.       Delivery......................................................................................     1-5
6.       Cancellation of Orders........................................................................     1-5
7.       Inspection and Acceptance.....................................................................     1-6
8.       Excusable Delay...............................................................................     1-6
9.       Right to Stop Work............................................................................     1-6
10.      Notices.......................................................................................     1-7
11.      EXCLUSION OF LIABILITIES......................................................................     1-7
12.      Indemnity.....................................................................................     1-8
13.      Insurance.....................................................................................     1-9
14.      Termination for Insolvency....................................................................    1-10
15.      Assignment....................................................................................    1-10
16.      Amendments....................................................................................    1-11
17.      Term..........................................................................................    1-11
18.      Miscellaneous.................................................................................    1-11

                                      (ii)

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



                           HARDWARE MATERIAL SERVICES

                             GENERAL TERMS AGREEMENT

                                     PART 2

                          SPECIFIC TERMS AND CONDITIONS

                                                                                                    PAGE
CONTENTS                                                                                           NUMBER
--------                                                                                           ------
1.   Purchase of Spare Parts and Standards......................................................    2-1
2.   Lease of Parts and Tools...................................................................    2-2
3.   Provision of Services .....................................................................    2-4
4.   Provision of Materials.....................................................................    2-4
5.   Provision of Repair/Overhaul/Exchange parts................................................    2-8

                                     PART 3

                          WARRANTY TERMS AND CONDITIONS

                                                                                                    PAGE
CONTENTS                                                                                           NUMBER
--------                                                                                           ------
1.   Boeing Spare Parts Warranty................................................................    3-1
2.   Supplier Warranty Commitment...............................................................    3-6
3.   Warranty of Leased Tools and Leased Parts..................................................    3-6
4.   Warranty of Technical Assistance and Technical Consulting..................................    3-6
5.   Warranty for Repair/Overhaul/Exchange Parts................................................    3-6
6.   Indemnities Against Patent and Copyright Infringement......................................    3-7

                                   APPENDICES

1.   Appendix I - Form of Insurance Broker's Letter.............................................    A-1
2.   Appendix II - Form of Contractor Confidentiality Agreement.................................    A-3

                                     (iii)

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



                                     PART 1

                           COMMON TERMS AND CONDITIONS

1.    Scope of HMSGTA and Ordering.

      This HMSGTA provides common terms and conditions (Part 1), specific terms and conditions (Part 2), and warranty terms and conditions (Part 3), which apply to the provision to Customer of Spare Parts, Standards, Leased Parts, Leased Tools, Materials, Services (including, but not limited to, Technical Assistance and Technical Consulting) and other things as Boeing and Customer may agree. Ordering of such items from Boeing will be as set forth in the Spares Catalog, and the Materials and Services Listing, as applicable, or as agreed between Customer and Boeing.

2.    Definitions.

      The following is a list of capitalized terms and their definitions as used and not otherwise defined in this HMSGTA.

      2.1 "Aircraft" means a Boeing commercial transport aircraft but does not include derivatives of such aircraft developed, modified or operated for military or government missions.

      2.2 "Aircraft Software" means software intended to fly with and be utilized in the operation of an Aircraft, but excludes software furnished by Customer.

      2.3 "Authentication Mechanism" means a mechanism used to verify the identity of a system user including but not limited to user identifications and passwords, tokens, smart cards, or biometrics.

      2.4 "Average Direct Hourly Labor Rate" means the average hourly rate (excluding all fringe benefits, premium-time allowances, social charges, business taxes and the like) paid by Customer to its Direct Labor employees.

      2.5 "Boeing Spare Parts" means materials (including, among other things, gaskets, grease, sealants and adhesives), spare parts (including, among other things, copies of Aircraft Software), tools and other items that are manufactured by Boeing or pursuant to Boeing's detailed design with Boeing's authorization.

      2.6 "Boeing Warranty Regional Manager" means the manager within the Boeing organization responsible for administration of Warranties between Boeing and Customer.

      2.7 "Contractor" means any Third Party having the necessary regulatory approvals, that is appointed by Customer to perform work on behalf of Customer. The term includes, but is not limited to, entities partially or wholly-owned by Customer, but which are separately incorporated or otherwise established as separate legal entities.

      2.8 "Correct" means to repair, modify, provide modification kits or replace with a new product.

                                    Page 1-1

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



      2.9 "Correction" means a repair, a modification, a modification kit or a new product.

      2.10 "Corrected Boeing Spare Part" means a Boeing Spare Part which is free of defect as a result of a Correction.

      2.11 "Direct Labor" means labor spent by direct labor employees to remove, disassemble, modify, repair, inspect and bench test a defective Boeing Spare Part, and to reassemble, reinstall a Corrected Boeing Spare Part and perform final inspection or to perform similar acts to Correct Services.

      2.12 "Direct Materials" means items such as parts, gaskets, grease, sealant and adhesives, installed or consumed in performing a Correction, excluding allowances for administration, overhead, taxes, customs duties and the like.

      2.13 "Electronic Access" means access to Materials by way of electronic transmission, including but not limited to, access through the World Wide Web, Internet or private data transmission lines from Boeing's internal computing systems.

      2.14 "Leased Parts" means Boeing Spare Parts leased from Boeing by Customer, but excludes tools that are Boeing Spare Parts.

      2.15  "Leased Tools" means tools leased from Boeing by Customer.

      2.16 "Lessor" means the entity that is leasing an Aircraft either directly or indirectly to the Operator.

      2.17 "Materials" means items that are created by Boeing or a Third Party, are provided directly or indirectly from Boeing, and serve primarily to contain, convey, or embody information. Materials may include either tangible forms or intangible embodiments (for example, software and other electronic forms) of information, but excludes Aircraft Software and software furnished by Customer.

      2.18 "Materials and Services Listing" means any list of available Materials and Services offered by Boeing in a catalog or other medium, that identifies ordering provisions and prices.

      2.19  "Operator" means the entity that operates the Aircraft.

      2.20 "Order" means a contract created pursuant to this HMSGTA. An Order is not a SLA as defined herein.

      2.21  "Owner" means the entity that has legal title to the Aircraft.

      2.22 "Proprietary Information" means proprietary, confidential, and/or trade secret information owned by Boeing or a Third Party which is contained, conveyed or embodied in Materials.

                                    Page 1-2

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


      2.23 "Proprietary Materials" means Materials that contain, convey, or embody Proprietary Information.

      2.24 "Repair/Overhaul/Exchange Parts" means goods repaired, overhauled, modified, remanufactured or provided as exchange goods under a Repair/Overhaul/Exchange order.

      2.25 "Services" means services that may be provided by Boeing, including, but not limited to, Technical Assistance and Technical Consulting.

      2.26 "Spare Parts" means Supplier Spare Parts and Boeing Spare Parts that may be provided by Boeing.

      2.27 "Spares Catalog" means the applicable Boeing Spare Parts Price Catalog, published by Boeing, listing Boeing Spare Parts and Standards, prices, reorder lead times and ordering provisions.

      2.28 "Standards" means parts available through the Spares Catalog or those items considered as aircraft standards by the industry that are sold to Customer by Boeing.

      2.29 "Supplemental License Agreement (SLA)" means one or more license agreements created pursuant to this HMSGTA and entered into by the parties. A Supplemental License Agreement is not an Order as defined herein.

      2.30 "Supplier Spare Parts" means materials (including among other things, gaskets, grease, sealants and adhesives), spare parts (including, but not limited to, copies of Aircraft Software), tools and other items that are not manufactured by Boeing or not manufactured pursuant to Boeing's detailed design with Boeing's authorization.

      2.31 "Technical Assistance" means the providing of Boeing personnel to Customer during Customer's repair, maintenance or modification of an Aircraft. Technical Assistance may be of an advisory nature or of a hands-on nature.

      2.32 "Technical Consulting" means engineering or other technical services provided by Boeing.

      2.33  "Third Party" means anyone not a party to this HMSGTA.

      2.34 "Warranties" means the Boeing warranties and related terms and conditions contained in this HMSGTA.

      2.35 "Warranty Labor Rate" is the greater of the standard labor rate paid by Boeing to its customers which is established and published annually or [*****] of Customer's Average Direct Hourly Labor Rate.

                                    Page 1-3

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



3.    Payment.

      3.1   Invoice.

            3.1.1 Boeing will submit invoices to Customer upon delivery of Spare Parts, Standards, Repair/Overhaul/Exchange Parts, or Materials, or upon completion of Services called for by the SLA or Order. Advance payments will be credited against Boeing's invoice issued against such SLA or Order.

            3.1.2 Boeing will submit invoices to Customer for Leased Parts and Leased Tools upon the return of such Leased Parts and Leased Tools to Boeing. If Customer exercises the option to purchase such Leased Parts, Boeing will submit an invoice to Customer upon Boeing's receipt of notification of option exercise.

      3.2 Payment Due. Payment will be net 30 days after the date of Boeing's invoice. Other terms of payment may be required if (i) Customer does not have an account with Boeing, (ii) Customer has not established credit with Boeing, or
(iii) otherwise specified in Boeing's offer.

      3.3 Advance Payment and Insurance Proceeds. Boeing's offer will specify when partial or full payment in advance and/or assignment of insurance proceeds are required.

      3.4 Failure to Pay. In the event Customer fails to make payments when due, Boeing reserves the right to assert whatever remedies it may have under this HMSGTA, SLA or an Order, or at law. In such event, Boeing may, with respect to future SLAs or Orders, require full payment in advance or otherwise alter the terms of payment specified in Part 1, Article 3.2.

      3.5   Late Payment Charge.

            3.5.1 Payments due Boeing not paid within 45 days after the date of Boeing's invoice will be subject to a late payment charge. Such charge will be computed monthly using the prime rate in effect as published and defined in the Wall Street Journal on the 15th day of the month, as adjusted month to month, plus 2%. If the 15th day of the month falls on either a Saturday, Sunday, or a United States federal holiday, Boeing will use the rate published on the next business day. Such rate will be applied on the basis of a 365-day year against the past-due amount, commencing on the 46th day after the invoice date and continuing until payment is received by Boeing.

            3.5.2 Payments due Boeing under any SLA to this HMSGTA and not paid within 45 days after each calendar quarter will be subject to a late payment charge. Such charge will be computed monthly using the prime rate in effect as published and defined in the Wall Street Journal on the 15th day of the month, as adjusted month to month, plus 2%. If the 15th day of the month falls on either a Saturday, Sunday, or a United States federal holiday, Boeing will use the rate published on the next business day. Such rate will be applied on the basis of a 365-day year against the past-due amount, commencing on the 46th day after each calendar quarter and continuing until payment is received by Boeing. Boeing will be entitled to apply any

                                    Page 1-4

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



amounts paid by Customer towards the payment of interest due prior to applying the amount paid to reduce the amount of royalties due.

      3.6 Currency. All payments and amounts listed in this HMSGTA, any SLA or any Order will be in United States Dollars. The United States currency amount of any sum payable to Boeing under a SLA will be computed at the lawful exchange rate most favorable to Boeing prevailing on the last day of each calendar quarter for which such sum is due.

      3.7 Supplemental License Agreement Payment Address. All payments required under any SLA will be sent postage prepaid to the address specified in writing by Boeing, or with prior written notice to Boeing, Customer may wire transfer its payments to an account specified in writing by Boeing.

4.    Taxes.

      "Taxes" are defined as all taxes, fees, charges or duties and any interest, penalties, fines, or other additions to tax, including, but not limited to, sales, use, value-added, gross receipts, stamp, excise, transfer and similar taxes imposed by any domestic or foreign taxing authority arising out of or in connection with this HMSGTA, an SLA or an Order. Except for U.S. federal and U.S. state income taxes and Washington State business and occupation tax imposed on Boeing, Customer will be responsible for and pay all Taxes.

5.    Delivery.

      Delivery of Spare Parts, Repair/Overhaul/Exchange Parts, Leased Parts, Leased Tools, Materials and other items will be Free on Board (F.O.B.) Boeing's plant, Seattle, Washington, or such other Boeing shipping point or distribution center from which the item is shipped in fulfillment of an SLA or an Order and is made upon placing an item in the possession of the carrier.

6.    Cancellation of Orders.

      6.1 Spare Parts, Repair/Overhaul/Exchange Parts, and Standards. Customer may cancel an Order for Spare Parts, Repair/Overhaul/Exchange Parts, or Standards at any time prior to delivery, provided that Boeing will be entitled to receive a cancellation charge in accordance with the following:

            6.1.1 If work accomplished has been limited to Boeing's Spares Department, no cancellation charge will be made.

            6.1.2 If production planning has been completed, but no time or material charges have been made, the cancellation charge will be [*****] of the price.

            6.1.3 If time or material charges have been made, the cancellation charge will be based on such charges, but will not exceed the price of the Spare Parts ordered, or in the case of Repair/Overhaul/Exchange Parts, the charges will not exceed the current price of the returned part.

                                    Page 1-5

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].



            6.1.4 If the Spare Parts or Standards are listed in the Spares Catalog, or can be absorbed into Boeing's inventory without increasing that inventory beyond Boeing's normal maximum stock level, no cancellation charge will be made.

      6.2 Materials, Services, Leased Tools, and Leased Parts. Customer may cancel an Order for Materials, Services, Leased Tools or Leased Parts at any time prior to delivery of such items or completion of Services, provided that Boeing will be entitled to receive a cancellation charge. The cancellation charge will be, at a minimum, Boeing's normal charges for time and materials for work performed under the Order prior to receipt of the cancellation. At a maximum, the cancellation charge will be the agreed price/fee for the canceled item. Any cancellation charge relating to Spare Parts provided or to be provided as part of Services will be determined as set forth in Part 1, Article 6.1.

7.    Inspection and Acceptance.

      All Spare Parts, Standards, Repair/Overhaul/Exchange Parts, and Materials, will be subject to inspection by Customer at destination. Use of any of the above, or failure of Customer to give notice of rejection within 10 weeks after receipt of any of the above, whichever first occurs, will constitute Customer's acceptance.

8.    Excusable Delay.

      Boeing will not be liable for any delay in performance of an SLA or an Order caused by (i) acts of God, (ii) war or armed hostilities, (iii) government acts or priorities; (iv) fires, floods or earthquakes, (v) strikes or labor troubles causing cessation, slow-down or interruption of work, (vi) delivery to anyone pursuant to an Aircraft on Ground (AOG) or critical request affecting any aspect of Boeing's performance identified to an SLA or an Order, or (vii) inability, after due and timely diligence, to procure materials, systems, accessories, equipment, or parts; (viii) any other cause to the extent such cause is beyond Boeing's control and not occasioned by Boeing's fault or negligence. A delay resulting from any such cause is defined as an Excusable Delay and the date for completion of Boeing's performance will be equitably extended.

9.    Right to Stop Work.

      9.1 Boeing will not be required to provide or to continue Services at a non-Boeing facility during any period in which:

            9.1.1 There is a labor dispute or stoppage in progress;

            9.1.2 There exist war or warlike operations, riots or insurrections in the country where such Services are to be performed;

            9.1.3 There exist conditions which, in the opinion of Boeing, are detrimental to the general health, welfare or safety of the Boeing employees; or

            9.1.4 The Government of the United States refuses Boeing permission of entry to the country where the Services are to be performed or recommends that the Boeing employees

                                    Page 1-6

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


leave the country, or refuses Boeing permission to export Materials, Spare Parts, Aircraft Software or Services to such country.

10.   Notices.

      10.1 Notices regarding the terms of this HMSGTA or an SLA will be in English and may be transmitted by any customary written means of communication addressed as follows:

Customer:         Mid-Western Aircraft Systems, Inc.
                  3801 South Oliver
                  Wichita, KS 67210

Attention:        Director of Contracts

Boeing:           Boeing Commercial Airplanes
                  P.O. Box 3707
                  Seattle, WA 98124-2207

Attention:        Director Special Services - Contracts
                  Mail Code 21-35

      10.2 Notices regarding any Order will be in English, and will be transmitted as directed in the Order, or if not so directed, then as set forth in either (i) the Spares Catalog, or (ii) the Materials and Services Listing, as appropriate.

      10.3 The effective date of any notice will be the date on which it is received by the addressee.

11.   EXCLUSION OF LIABILITIES.

      11.1 DISCLAIMER AND RELEASE. THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF BOEING AND THE REMEDIES OF CUSTOMER SET FORTH IN THIS HMSGTA ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF BOEING AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF CUSTOMER AGAINST BOEING, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY SPARE PARTS, AIRCRAFT SOFTWARE, STANDARDS, REPAIR/OVERHAUL/ EXCHANGE PARTS, LEASED PARTS, LEASED TOOLS, MATERIALS AND INFORMATION, SERVICES (INCLUDING, BUT NOT LIMITED TO, TECHNICAL ASSISTANCE AND TECHNICAL CONSULTING) OR ANY OTHER THINGS PROVIDED UNDER ANY SLA OR ANY ORDER, OR IN ANY BOEING SPARE PARTS, AIRCRAFT SOFTWARE, STANDARDS AVAILABLE THROUGH THE SPARES CATALOG, REPAIR/OVERHAUL/EXCHANGE PARTS, OR MATERIALS AND INFORMATION PROVIDED TO CUSTOMER BY A THIRD PARTY, INCLUDING BUT NOT LIMITED TO:

                                    Page 1-7

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            11.1.1 ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

            11.1.2 ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

            11.1.3 ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF BOEING; AND

            11.1.4 ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT OR SPARE PART.

      11.2 EXCLUSION OF CONSEQUENTIAL AND OTHER DAMAGES. BOEING WILL HAVE NO OBLIGATION OR LIABILITY, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF BOEING) OR OTHERWISE, FOR LOSS OF USE, REVENUE OR PROFIT OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY SPARE PARTS, AIRCRAFT SOFTWARE, STANDARDS, REPAIR/OVERHAUL/EXCHANGE PARTS, LEASED PARTS, LEASED TOOLS, MATERIALS AND INFORMATION, SERVICES (INCLUDING, BUT NOT LIMITED TO, TECHNICAL ASSISTANCE AND TECHNICAL CONSULTING) OR ANY OTHER THINGS PROVIDED UNDER ANY SLA OR ANY ORDER, OR IN ANY BOEING SPARE PARTS, AIRCRAFT SOFTWARE, STANDARDS AVAILABLE THROUGH THE SPARES CATALOG, REPAIR/OVERHAUL/EXCHANGE PARTS, OR MATERIALS AND INFORMATION PROVIDED TO CUSTOMER BY A THIRD PARTY.

      11.3 EXCLUSION OF LIABILITIES - OWNERS. CUSTOMER WILL CAUSE THE OWNER (OR LESSOR OR OPERATOR, IF AGREED BY BOEING) TO ACCEPT THE PROVISIONS OF THIS
ARTICLE 11 TO THE SAME EXTENT AS CUSTOMER.

      11.4 For the purpose of this Article 11, "BOEING" is defined as The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their respective directors, officers, employees and agents.

12.   Indemnity.

      12.1 Customer will indemnify and hold harmless Boeing from and against all claims and liabilities, including costs and expenses (including attorneys' fees), incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including employees of Customer but not employees of Boeing, or for loss of or damage to any property, including any aircraft, arising out of or in any way relating to the use, lease or shipping of any Leased Tool, the performance of Services (including, but not limited to, Technical Assistance and Technical Consulting), the providing or use of any Materials and information, or any other things provided under any SLA or any Order (except with respect to Spare Parts, Standards, Repair/Overhaul/Exchange Parts and Leased Parts), or the use by Boeing of Customer's technical instructions, whether or not arising in tort or occasioned by the negligence of Boeing. Customer's obligations under this indemnity will survive the expiration,

                                    Page 1-8

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


termination, completion or cancellation of this HMSGTA, any SLA or any Order. Nothing in this provision shall require Customer to indemnify or hold Boeing harmless for claims arising out of defects in Spare Parts, Standards, Repair/Overhaul/Exchange Parts and Leased Parts as originally manufactured by Boeing.

      12.2 For the purpose of this Article 12, "Boeing" means The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their respective directors, officers, employees and agents.

13.   Insurance.

      13.1 Insurance Requirements. Upon execution of this HMSGTA, Customer will provide to Boeing a certificate of insurance, renewable on an annual basis, evidencing that the contractual liabilities assumed by Customer under this HMSGTA and any SLAs are insured. The form of the insurance certificate, attached as Appendix I, states the terms, limits, provisions and coverages required by this Article 13.1. Boeing reserves the right to deny the provision of Services or Materials pursuant to this HMSGTA if any insurance certificate provided by Customer fails to meet the requirements of this Article 13.1 or Appendix I, or if in Boeing's opinion Customer's insurers are unacceptable to Boeing. The failure of Boeing to demand strict compliance with this Article 13.1 in any year will not in any way relieve Customer of its obligation to provide insurance coverage nor constitute a waiver by Boeing of such obligation.

      13.2 Insurance for Test Aircraft. In the event that Customer uses, hires, charters, rents, contracts for, or operates an aircraft in testing, demonstration, efforts to obtain a supplemental type certification, or for any other purpose in connection with or based on Materials or Services:

            13.2.1 Customer will cause the test aircraft's hull insurer to waive all rights of subrogation against Boeing.

            13.2.2 Customer will cause the test aircraft's comprehensive liability insurer's to name Boeing as an additional insured for any liabilities claims, losses or damages arising out of or in any way connected with operation of the test aircraft.

            13.2.3 Customer will cause the insurers of the above coverages to issue a certificate of insurance evidencing the extension of protection to Boeing at least 30 days prior to any flight test and will provide such certificate to Boeing.

      13.3 Insurance for Leased Parts and Leased Tools. During any periods of lease, Customer will, at Customer's expense, insure Leased Parts and Leased Tools and promptly reimburse Boeing for any loss or destruction of, or damage to, such Leased Parts or Leased Tools. If requested by Boeing, Customer will provide proof of insurance referencing this HMSGTA and naming Boeing as a loss payee.

      13.4 For the purpose of this Article 13, "Boeing" is defined as The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their respective directors, officers, employees and agents.

                                    Page 1-9

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


14.   Termination for Insolvency.

      14.1 Terminating Events. This HMSGTA, any SLA, or any Order may be terminated with regard to undelivered Spare Parts, Standards or Materials, unexpired lease terms for Leased Parts and Leased Tools, and unperformed Services, by notice in writing by either party hereto if the other party:

            14.1.1 Ceases doing business, suspends all or substantially all its business operations, makes an assignment for the benefit of creditors, generally does not pay its debts in the ordinary course of business, or admits in writing its inability to pay its debts; or

            14.1.2 Petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; commences any legal proceeding such as bankruptcy, reorganization, readjustment of debt, dissolution or liquidation available for the relief of financially distressed debtors; or becomes the object of any such proceeding, unless such proceeding is dismissed or stayed within 60 days.

      14.2 Effect of Termination of Leases. Upon termination of all Orders for Leased Parts or Leased Tools under this Article 14, Customer will promptly assemble all Leased Parts or Leased Tools and deliver them to Boeing at a time and place designated by Boeing. If Customer fails to so return such Leased Parts or Leased Tools, Boeing may repossess the Leased Parts or Leased Tools and may enter at any time Customer's premises to effect such repossession. Customer will pay all costs and expenses incurred by Boeing in connection with repossession of any Leased Parts or Leased Tools, including reasonable attorneys' fees. Boeing will invoice Customer for such costs and expenses and payment will be due pursuant to Part 1, Article 3. Notwithstanding any such termination, Customer will remain liable for and will pay to Boeing all lease charges calculated to the date on which the Leased Parts or Leased Tools are returned to Boeing.

15.   Assignment.

      15.1 Assignment. This HMSGTA, each SLA and each Order is for the benefit of and is binding upon each of the parties hereto and their respective successors and permitted assigns. No rights or duties of either party under this HMSGTA, any SLA or any Order may be assigned, delegated or contracted to be assigned or delegated by either party except that:

            15.1.1 Upon written authorization by Boeing, Customer may assign its interest to a corporation that (i) results from any merger or reorganization of such party or (ii) acquires substantially all the assets of such party;

            15.1.2 Boeing may assign its interest to a corporation that (i) results from any merger or reorganization of Boeing or (ii) acquires substantially all the assets of Boeing;

            15.1.3 Boeing may assign any of its rights to receive money; and

            15.1.4 Boeing may assign all or any part of its rights and obligations under this HMSGTA, any SLA or any Order, to any wholly-owned subsidiary of Boeing provided that

                                   Page 1-10

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


Boeing will remain responsible for all obligations and liabilities and Customer will continue to deal exclusively with Boeing.

      15.2 In the interest of maintaining accurate records, Customer will give notice to Boeing, as soon as practicable, of any change in Customer's name or corporate structure. The notice will include the new name of the entity, the nature of the change of the corporate structure if any, and the effective date of the change.

      15.3 No action taken by Customer or Boeing relating to the assignment of Customer's or Boeing's rights under this HMSGTA, any SLA or any Order will subject Boeing or Customer to any liability beyond that in this HMSGTA, the applicable SLA or the applicable Order.

16.   Amendments.

      Except as provided in this HMSGTA, all amendments to this HMSGTA, any SLA, or any Order will be in writing, signed by an authorized representative of each party.

17.   Term.

      Except as provided in Part 1 Article 14, Termination for Insolvency, this HMSGTA will be effective as of the date first written above and will remain in full force and effect thereafter unless and until terminated by written notice from either party to the other. Unless specified otherwise in a specific SLA, termination or cancellation of this HMSGTA shall terminate or cancel all SLAs. Any notice of termination given pursuant to this Article 17 will specify the effective date of termination, which must be 60 days or more after the date the notice is sent. All Orders in good standing at the time of termination of the HMSGTA will be performed in accordance with their terms, unless said Orders provide or license Materials, in which case said Orders may, at Boeing's option, be terminated.

18.   Miscellaneous.

      18.1 Survival of Obligations. The Articles of this HMSGTA relating to Materials, Proprietary Materials, Proprietary Information, Exclusion of Liabilities, Indemnity, Insurance, and Warranties will survive termination or cancellation of this HMSGTA.

      18.2 Order of Precedence. In the event of any conflicting terms, the following order of precedence will prevail (i) the HMSGTA, (ii) the SLA, (iii) the Order, and (iv) the applicable catalog. For the avoidance of doubt, the parties agree that certain SLA's may contain terms which are prefaced with "Notwithstanding Article X.Y.Z of the HMSGTA..." which terms specifically shall take precedence over or revise the terms of this HMSGTA, the parties further agree that such terms are not considered to be conflicting terms for the purpose of this Article 18.2.

      18.3 Headings. Article headings used in this HMSGTA, any SLA or any Order are for convenient reference only and are not intended to affect the interpretation of this HMSGTA, any SLA or any Order.

                                   Page 1-11

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


      18.4 Supervision of Employees. Boeing employees performing work under an SLA or an Order will at all times remain under the exclusive direction and control of Boeing.

      18.5 Waiver and Severability. Failure by either party to enforce any of the provisions of this HMSGTA, SLA, or any Order will not be construed as a waiver of such provisions. If any of the provisions of this HMSGTA, SLA, or any Order are held unlawful or otherwise ineffective by a court of competent jurisdiction, the remainder of the HMSGTA, SLA, or Order will remain in full force.

      18.6  Compliance with Laws and Export.

            18.6.1 Each party shall comply with all laws, including, but not limited to, any statute, rule, regulation, judgment, decree, order, or permit applicable to its performance under this HMSGTA or any SLA or Order.

            18.6.2 Each party will comply with all United States export laws and regulations. If an export license is required by United States law or regulation for any Spare Part, Aircraft Software, Materials, Service or any other thing delivered under this HMSGTA, SLA or any Order, it is Customer's obligation to obtain such license. Boeing shall cooperate with Customers request for relevant information in support of Customer's application for such license.

      18.7  Use of Company Name, Trade Names, Trademarks and Service Marks.

            18.7.1 Customer agrees not to use the name "Boeing" or its equivalent, or any other trade name, trademark or service mark of Boeing in any manner whatsoever without Boeing's prior written consent.

            18.7.2 Customer agrees to allow Boeing to use Customer's name in various documents or lists for the sole purpose of informing Third Parties that Customer is authorized to use certain Boeing Materials.

      18.8 Entire Agreement. This HMSGTA, the applicable SLA and the applicable Order contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous proposals, understandings, commitments or representations whatsoever, oral or written. Any purchase order provided or issued by Customer will be used solely for purposes of administration and financial controls.

      18.9 GOVERNING LAW. THIS HMSGTA, SLA, AND ALL ORDERS WILL BE INTERPRETED UNDER AND GOVERNED BY THE LAW OF THE STATE OF WASHINGTON, U.S.A., EXCEPT THAT WASHINGTON'S CONFLICTS OF LAWS RULES SHALL NOT BE INVOKED FOR THE PURPOSES OF APPLYING THE LAW OF ANOTHER JURISDICTION. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS WILL NOT APPLY TO THIS HMSGTA, SLA, AND ANY ORDER.

                                   Page 1-12

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

                                     PART 2
                          SPECIFIC TERMS AND CONDITIONS

1.    Purchase of Spare Parts and Standards.

      1.1 Ordering. From time to time, Customer may submit an order for Spare Parts or Standards. For Spare Parts or Standards listed in the Spares Catalog, Boeing's receipt of Customer's order will establish an Order. For Spare Parts or Standards not listed in the Spares Catalog, Boeing will acknowledge receipt and either (i) accept Customer's order, or (ii) advise Customer of any Spare Parts or Standards listed in the order that Boeing cannot provide. Boeing's acceptance of Customer's order will establish an Order.

      1.2 Price. The purchase price of a Boeing Spare Part or Standard will be as set forth in the Spares Catalog at the time Boeing receives a Customer's order or, if not in the Spares Catalog, as quoted to Customer by Boeing. Boeing will release the Spares Catalog annually. Prices in the Spares Catalog will be firm and in effect for 12 months after the effective date of the Spares Catalog. The Spares Catalog will be released 90 days prior to its effective date to provide Customer with notice of any price revisions applicable to the Boeing Spare Parts identified in the Spares Catalog prior to the effective date of such revisions. Boeing may, however, at any time correct major errors in the Spares Catalog. If Customer requests accelerated deliveries or special handling, the price may be increased to cover Boeing's additional costs.

      1.3 Title and Risk of Loss. Title and risk of loss will pass from Boeing to Customer upon delivery pursuant to Part 1, Article 5. Boeing will convey to Customer good title, free and clear of all liens, claims, charges and encumbrances. Title and risk of loss of Spare Parts or Standards rejected by Customer will remain with Customer until redelivered to Boeing.

      1.4 Resale or Lease. When, in the performance of repair, maintenance or modification services, Customer sells Spare Parts or Standards purchased from Boeing, all rights and benefits conferred under this HMSGTA upon Customer with respect to such Spare Parts or Standards will transfer to the purchaser, but only if purchaser has or obtains from Customer sufficient information to substantiate a claim, and has executed its own Customer Services General Terms Agreement with Boeing or HMSGTA with Boeing.

      1.5 Changes to Orders. Unless otherwise agreed in writing, Boeing may without Customer's consent make necessary corrections or changes in the design, part number and nomenclature of Spare Parts, substitute Spare Parts and adjust prices accordingly, provided that interchangeability is not affected and the unit price is not increased by more than [*****]. Boeing will promptly give Customer written notice of corrections, changes, substitutions and price adjustments. Corrections, changes, substitutions and price adjustments that affect interchangeability or exceed the price limitations set forth above may be made only with Customer's consent, which consent will conclusively be deemed to have been given unless Customer gives Boeing written notice of objection within 15 business days after receipt of Boeing's notice.

                                    Page 2-1

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

      1.6 Customer Spare Parts Transactions. Nothing in this HMSGTA, SLA, or any Order will prohibit Customer, Owners, Lessors and Operators from buying or selling or otherwise disposing of stocks of Boeing Spare Parts among themselves either directly or through transactions involving dealers, distributors, agents or brokers who buy or sell stocks of Boeing Spare Parts either for their own account or for the account of others. Nothing in any provision of this HMSGTA, SLA, or any Order will prohibit Customer, Owner, Lessor and Operators from purchasing spare parts that have been manufactured pursuant to appropriate regulatory approvals.

2.    Lease of Parts and Tools.

      2.1 Ordering. Boeing will advise Customer of the daily lease charge for any Leased Parts or Leased Tools upon request. From time to time, Customer may submit an order for lease of parts or tools. If previously quoted to Customer, and subject to the terms of that quote and to availability, Boeing's receipt of such order will constitute an Order. If not previously quoted, or such quote has expired, or such part or tool is not available, Boeing will acknowledge receipt and either (i) accept Customer's order, (ii) advise Customer of any part or tool listed in the order that Boeing cannot provide, or (iii) provide an offer that contains a description of the tool, lease charge, lease term and other applicable terms and conditions. Under (i) above, Boeing's acknowledgment of Customer's order will establish an Order. Under (iii) above, Customer's acceptance of Boeing's offer will establish an Order.

      2.2 Stock of Leased Parts. Boeing will select and maintain a limited stock of parts for lease to Customer. Lease of such parts is subject to availability.

      2.3 Lease Term and Return. Unless otherwise stated in Boeing's offer, the lease term starts upon delivery of a Leased Part or Leased Tool to Customer pursuant to Part 1, Article 5, and ends upon return by Customer of such Leased Part or Leased Tool to Boeing at the Boeing distribution center from which it was shipped, or other mutually agreed to distribution center in accordance with instructions provided by Boeing. All Leased Parts and Leased Tools are to be returned to Boeing in the shipping containers in which they were shipped by Boeing.

      2.4 Unexpected Return of Leased Tools. Unusual circumstances, such as an AOG from an Operator, may require a Leased Tool be sent back to Boeing prior to Customer's intended return of the Leased Tool. Accordingly, within 48 hours of Customer's receipt of written or telegraphic notice from Boeing that a Leased Tool is required for an AOG, Customer will ship such Leased Tool to Boeing air freight prepaid, unless Boeing and Customer agree that the return of the Leased Tool would create an AOG situation for Customer. As soon as a tool is available and providing that Customer still needs the tool, the original lease will be continued by Boeing shipping the tool back to Customer freight prepaid and reimbursing Customer for the freight charges incurred by Customer when the tool was returned at Boeing's request.

      2.5 Leased Tool Use Days. Within 10 days after Customer's return of any Leased Tool to Boeing, Customer will advise Boeing of the actual number of days such Leased Tool was used.

                                    Page 2-2

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

      2.6 Leased Part Flight Hours. Within 10 days after Customer's return of a Leased Part, Customer will advise Boeing of all flight hours accumulated by Customer on such Leased Part.

      2.7   Sublease. Customer will not sublease Leased Parts or Leased Tools.

      2.8   Lease Charges.

            2.8.1 Basic Charges. The daily lease charge for a Leased Tool will apply to the actual number of days the Leased Tool is used. The daily lease charge for a Leased Part will apply to each day of the lease term.

            2.8.2 Additional Charges. Customer will also pay (i) a Boeing inspection charge for each Leased Tool, and (ii) charges, as necessary, for damage or deterioration other than normal wear and tear resulting from Customer's use of a Leased Part or Leased Tool, including costs of repair, overhaul and repackaging as required to place the Leased Part or Leased Tool in a condition satisfactory for lease or sale to another party.

            2.8.3 Suspension. If a Leased Part or Leased Tool is found to be defective, Customer's obligation to pay lease charges will be suspended from the date Boeing receives Customer's notice of such defect until the date on which Boeing has repaired, corrected or replaced the defective Leased Part or Leased Tool. Boeing will reimburse Customer for freight charges connected with the initial delivery to Customer and the return to Boeing of such defective Leased Part or Leased Tool.

            2.8.4 Option to Purchase Leased Parts. Upon written notice to Boeing, Customer may purchase any Leased Part. If Customer exercises such option within 60 days after commencement of the lease term, Customer will be invoiced for the purchase price of the part and no lease charges will accrue. If Customer exercises such option more than 60 days after commencement of the lease term, Customer will be invoiced for the purchase price of the part and 50% of the accrued lease charges.

      2.9   Title to and Risk of Loss.

            2.9.1 Title to each Leased Part or Leased Tool will remain with Boeing. At Boeing's request, Customer will take any reasonable action to sign and deliver such instruments as may be required to preserve and protect Boeing's right, title and interest in and to each Leased Part or Leased Tool. Risk of loss of each Leased Part or Leased Tool will pass from Boeing to Customer upon delivery. Risk of loss or damage to Leased Parts or Leased Tools will remain with Customer until such Leased Parts or Leased Tools are returned to Boeing.

            2.9.2 If Customer exercises its option to purchase a Leased Part, title will pass to Customer upon receipt by Boeing of Customer's written notice under Part 2, Article 2.8.4.

                                    Page 2-3

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

3.    Provision of Services.

      3.1   Ordering.

            3.1.1 Upon receipt of a Customer's request for Services, Boeing will evaluate the request and, if offerable, provide an offer that contains a statement of work, price, period of performance and other applicable terms and conditions. Each offer accepted by Customer will establish an Order.

            3.1.2 From time to time Boeing may perform Services as requested by Customer, at no charge and without requiring a Boeing offer. Performance by Boeing in response to Customer's request will constitute acceptance and establish an Order.

      3.2 Price. The price for Services and any other charges related thereto will be as set forth in the Boeing offer.

4.    Provision of Materials.

      4.1   Ordering.

            4.1.1 From time to time, Customer may submit an order for Materials. However, one or more SLAs must be executed prior to Boeing accepting Customer orders for Proprietary Materials pursuant to this HMSGTA. The SLA(s) will establish additional terms and conditions under which particular Proprietary Materials must be protected, obtained, disclosed and/or used. Once the appropriate SLA has been executed, for Materials listed in the Materials and Services Listing and as related to such SLA, Boeing's receipt of Customer's order will establish an Order. For Materials not listed in the Materials and Services Listing, Boeing will acknowledge receipt and either (i) accept Customer's order, or (ii) advise Customer of any Materials listed in the order that Boeing cannot provide. Boeing's acceptance of Customer's order will establish an Order.

            4.1.2 Upon receipt of a Customer's written request for either (i) the use of Proprietary Materials or Proprietary Information other than as specified in this HMSGTA or a SLA, or (ii) the disclosure or use of Proprietary Materials or Proprietary Information beyond that permitted by this HMSGTA or a SLA, Boeing will evaluate the request. Boeing may provide an offer that contains a description of the Proprietary Materials or Proprietary Information, fee, delivery schedule and other applicable terms and conditions. Each offer accepted by Customer will establish an Order.

            4.1.3 From time to time Boeing may provide Materials, Proprietary Materials, or Proprietary Information as requested by Customer, at no charge and without requiring a Boeing offer. The provision of such items or information by Boeing in response to Customer's request will constitute acceptance and establish an Order.

            4.1.4 Unless specified otherwise in a specific SLA, upon cancellation or termination of this HMSGTA or SLA thereto, (a) Customer will not use or cause to be used any

                                    Page 2-4

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].

Materials, Proprietary Information and Proprietary Materials that were licensed pursuant to such SLA, and (b) within ten days of written notice to Customer by Boeing, and in accordance with the direction received by Boeing, Customer will either (i) return all copies of the Proprietary Materials including partial copies or modifications to Boeing postage prepaid, or (ii) certify to Boeing, by a duly authorized officer of Customer, that all copies of the Proprietary Materials including partial copies or modifications have been destroyed.

      4.2   Provision of Materials by Electronic Transmission

            4.2.1 From time to time, Boeing may offer to provide Customer access to Materials by way of Electronic Access. However, one or more SLAs must be executed prior to Boeing providing Customer Electronic Access pursuant to this HMSGTA. Any Electronic Access so granted by Boeing will be subject to the following provisions:

            4.2.2 Boeing requires Customer to identify each of Customer's employees who have Electronic Access and to have on file for each such employee an agreement between Customer and each such employee wherein the employee agrees to (a) maintain in confidence, all Proprietary Information and Proprietary Materials received by means of Electronic Access, (b) maintain in confidence any Authentication Mechanism used to verify the identity of a system user or access proceeding to facilitate access, and (c) to use such information and materials pursuant to the HMSGTA and SLA

            4.2.3 Customer is responsible for communicating to all of Customer's employees who have Electronic Access the terms and conditions contained in the HMSGTA and any SLAs applicable to such Electronic Access. Customer will include in such communications the provisions set forth in the HMSGTA and any SLA relating to the use, disclosure and protection of Proprietary Materials obtained through Electronic Access, along with the consequences of failing to comply with those provisions.

            4.2.4 Customer acknowledges that any attempts by Customer or its employees to access any Materials, other than the Materials licensed in SLAs with Customer, or any attempts to circumvent any security measures designed to prevent unauthorized access to Materials, may be in violation of the United States federal Computer Fraud and Abuse Act, and other applicable United States federal and state statutes, and may subject the violator to criminal and civil penalties.

            4.2.5 Customer will maintain a complete and accurate listing of Customer's employees who are granted Electronic Access and to provide such listing to Boeing every three months, or upon request. Customer will identify to Boeing a specific employee(s) (Focal) responsible for the initiation and administration of all Authentication Mechanisms requested on behalf of Customer. Customer further agrees to notify Boeing immediately when an individual having been granted Electronic Access no longer requires Electronic Access (e.g. when an employee changes job responsibilities, or when an employee leaves the company).

                                    Page 2-5

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            4.2.6 Unless otherwise authorized by Boeing in writing, all Authentication Mechanisms will be provided to Customer's employees for their individual use only, and are not transferable.

            4.2.7 Boeing has the right to monitor all Electronic Access by Customer, and immediately discontinue Electronic Access to any of Customer's employees or to Customer, in the event Boeing determines that Customer or Customer's employees have breached any provisions of the HMSGTA or applicable SLAs relating to use, disclosure and protection of Materials.

            4.2.8 All Materials provided by Electronic Access are Proprietary Materials whether or not they are marked as such, and are subject to the provisions of the License Grant of the applicable SLA(s) and the provisions of the Use and Disclosure of Proprietary Materials section of the HMSGTA.

            4.2.9 All Materials provided by Electronic Access are owned by Boeing or a Third Party and Customer will obtain no rights, title, or interest in the Materials except as expressly provided in the HMSGTA and applicable SLA.

            4.2.10 Customer will comply with the terms of this HMSGTA and applicable SLAs and all U.S. laws, including U.S. export regulations, in the distribution of user accounts and passwords to its employees.

      4.3   Fees.

            4.3.1 In addition to any fees that may be specified in any SLAs to this HMSGTA, the following fees will apply:

                  4.3.1.1 The fee for the provision of any Materials or information for which such Materials or information are specified by Boeing and which are provided from the Materials and Services Listing, will be at the then-current listed price or, if there is no listed price, as quoted to Customer. 4.3.1.2 The fee for the provision of any Materials or information for which such Materials or information are not specified by Boeing will be as quoted to Customer.

      4.4   Grant.

            4.4.1 Any grant to Customer for the right to use Proprietary Materials and Proprietary Information, is provided in a SLA to this HMSGTA. There may be more than one SLA granting Customer the right to use particular Proprietary Materials and Proprietary Information depending upon the work Customer performs.

            4.4.2 The individual copies of all Materials and Aircraft Software are provided to Customer subject to copyrights therein, and all such copyrights are retained by Boeing or, in some cases, by Third Parties.

                                    Page 2-6

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            4.4.3 Customer will not attempt to gain access to information by reverse engineering, decompiling, or disassembling any portion of any software or Aircraft Software provided to Customer pursuant to an SLA or an Order or otherwise by Boeing.

      4.5   Use and Disclosure of Proprietary Materials.

            4.5.1 Customer is authorized to use and disclose Proprietary Materials and Proprietary Information only as specifically authorized herein, or in an applicable SLA incorporating this HMSGTA. Customer will preserve and protect all Proprietary Materials and all Proprietary Information in confidence.

            4.5.2 When specific authorization is provided in the SLA, Customer is authorized to provide Proprietary Materials and disclose Proprietary Information to a Contractor for the sole purpose of assisting Customer's activities as related to such SLA.

            4.5.3 Before providing Proprietary Materials or Proprietary Information to a Contractor, Customer will obtain a written agreement from that Contractor (i) to use the Proprietary Materials and Proprietary Information only on behalf of Customer, (ii) to be bound by all of the restrictions and limitations of this Article 4, and (iii) that Boeing is an intended third-party beneficiary under such agreement. Customer agrees to provide copies of all such written agreements to Boeing upon request, and to be liable to Boeing for any breach of those agreements by Contractor. A form of agreement, acceptable to Boeing, is attached as Appendix II.

            4.5.4 When and to the extent required by a government regulatory agency having jurisdiction over the Aircraft being maintained, repaired or modified by Customer or otherwise required by law (e.g., pursuant to a subpoena), Customer is authorized to provide and disclose Proprietary Materials and Proprietary Information, owned by Boeing, to the agency for the agency's use in connection with the Customer's maintenance, repair, or modification of that Aircraft or to the extent otherwise required by law, provided that Boeing shall be notified sufficiently in advance of such requirement so that it may seek an appropriate protective order (or equivalent) with respect to such disclosure, with which Customer shall fully comply; and provided further that in the event such a protective order or other remedy is not obtained by Boeing or Boeing waives compliance with the terms hereof, Customer shall disclose only that portion of Proprietary Materials and Proprietary Information that it is legally required to disclose and shall exercise its reasonable best efforts to assure that confidential treatment will be accorded such Proprietary Materials and Proprietary Information and shall promptly notify Boeing of the extent and circumstances of such disclosure. Notwithstanding the foregoing to the contrary, if Customer is prohibited by an order of a court or governmental regulatory agency from notifying Boeing in advance of Customer's disclosure of Proprietary Materials or Proprietary Information owned by Boeing to a governmental agency, then Customer shall (A) notify the court or governmental regulatory agency that the information required to be disclosed is or may be Proprietary Materials and Proprietary Information of Boeing and request the court or governmental regulatory agency to hold the information required to be disclosed in confidence pending appropriate proceedings affording Boeing an opportunity at its expense to seek a protective or other appropriate order, (B) notify Boeing as soon as Customer is legally

                                    Page 2-7

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


permitted to do so that Proprietary Materials and Proprietary Information owned by Boeing is or may be required to be or has been disclosed pursuant to such process, together with the extent and circumstances of such disclosure, and (C) disclose only that portion of the Proprietary Materials and Proprietary Information that is legally required to be disclosed. Unless prohibited by applicable law or court order, Boeing shall be given an opportunity to review the Proprietary Materials and Proprietary Information prior to its disclosure. Customer agrees to take reasonable steps to prevent such agency or other entity to which Customer is required to disclose Proprietary Materials and/or Proprietary Information (e.g., a court) from making any distribution or disclosure, or additional use of the Proprietary Materials and Proprietary Information so provided or disclosed. Customer further agrees to promptly notify Boeing upon learning of any (i) distribution, disclosure, or additional use by such agency or other entity, (ii) request to such agency or other entity for distribution, disclosure, or additional use, or (iii) intention on the part of such agency or other entity to distribute, disclose, or make additional use of the Proprietary Materials or Proprietary Information.

            4.5.5 The requirements of Article 4.5.1 through Article 4.5.4 shall not restrict Customer's use or disclosure of Independently Available Materials. For the purpose of this Article the following definitions shall apply, (i) "Independently Available Materials" means items that contain, convey, or embody Independently Available Information, and that Customer knows or reasonably should know are not Boeing Source Materials or derivatives thereof, (ii) "Independently Available Information" means information that: (a) Customer lawfully obtains from a Third Party who has the right to disclose such information to Customer without restriction; (b) Customer independently develops without reference to, or incorporation of Boeing Source Materials; or (c) that Customer obtains from publicly accessible sources; except, in each case, for information that Customer knows or reasonably should know are derived from Boeing Source Materials, and (iii) "Boeing Source Materials" means Materials obtained, directly or indirectly, from Boeing, including editorial revisions, annotations, elaborations, or any other forms in which such Materials may be modified, recast, transformed, translated, condensed, or otherwise adapted. For the avoidance of doubt, Customer's obligations with respect to Boeing Source Materials shall not be reduced even if such Boeing Source Materials contain Independently Available Information.

      4.6   Customer Responsibility.

            4.6.1 Customer agrees that it shall establish, maintain, and take all reasonable measures to protect the secrecy of and avoid disclosure or use of Proprietary Information other than as authorized under this HMSGTA. Such measures shall include, without limitation, the same degree of care that Customer utilizes to protect its own confidential or proprietary information of a similar nature, which shall be no less than reasonable care.

            4.6.2 Customer will be solely responsible for ascertaining and ensuring that all Materials are appropriate for the use to which they are put and that all uses of Materials by Customer conform to the terms of this HMSGTA.

                                    Page 2-8

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


      4.7   Records and Audit Rights.

            4.7.1 No more than once every twelve (12) months and upon reasonable prior written notice to Customer, Boeing will have the right to audit pertinent records of Customer and to make reasonable inspection of Customer's premises for the purpose of verifying compliance with the:

            (i)   use of Materials as specified in any SLA; and

            (ii)  obligations to protect Materials; and

            (iii) any royalty reporting and payment provisions that may be specified in any SLA.

            4.7.2 In the event Customer and Boeing enter into a SLA to this HMSGTA containing terms or conditions related to license fees, royalties or other compensation to Boeing, Customer agrees to maintain true and accurate records relating to any such SLA. Such records will be prepared in accordance with generally accepted accounting principles and will be available for audit no more than once every three (3) months by Boeing or its duly authorized representative at all reasonable times during business hours. Boeing will provide at least five (5) days written notice to Customer prior to such audits. Boeing will have access to, and the right to copy pertinent portions of, such accounting information and other records to the extent necessary to permit an examination in accordance with the requirements of any SLA to this HMSGTA. Boeing will bear any costs and expenses associated with such audit, except that in the event the results of any audit shows the amounts payable to Boeing are greater than one hundred-ten percent (110%) of the amounts reported and paid to Boeing for the audited period, then Customer will (i) pay Boeing for its reasonable out-of-pocket costs and expenses associated with such audit, and (ii) pay Boeing all amounts found owed to Boeing with interest as calculated in this HMSGTA Part 1, Article 3.5. Customer will pay such amounts to Boeing within thirty (30) days of Customer's receipt of written notice from Boeing.

            4.7.3 Boeing will have the right to conduct audits of Customer's records for a period of up to twelve (12) months subsequent to the effective date of termination or cancellation of any SLA.

            4.7.4 Notwithstanding Article 4.7.1 above, Boeing will have the right to conduct quarterly audits if a previous audit has found amounts payable to Boeing greater than one hundred-ten percent (110%) of the amounts reported and paid to Boeing for the audited period.

            4.7.5 Boeing shall maintain in confidence Customer's confidential information obtained as a result of an audit, conducted pursuant to this Part 2
Article 4.7, according to the protections that Boeing uses for Boeing's own confidential information, and Boeing shall use and disclose such confidential information only in connection with its agreements with Customer or in connection with enforcement Boeing's rights against Customer.

                                    Page 2-9

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


      4.8   Offset Credits.

            4.8.1 To the exclusion of all others, Boeing or its assignees will be entitled to all industrial benefits or offset credits which might result from any SLA. Customer will provide documentation or information that Boeing or its assignees may reasonably request to substantiate claims for industrial benefits or offset credits.

            4.8.2 Customer agrees to use reasonable efforts to identify the foreign content of goods that Customer either produces itself or procures from subcontractors for work directly related to any SLA. Promptly after selection of a foreign subcontractor for work under any SLA, Customer will notify Boeing of the name, address, subcontract point of contact (including telephone number) and dollar value of the subcontract.

5.    Provision of Repair/Overhaul/Exchange Parts.

      5.1 Ordering. Boeing will advise Customer of the price to repair/overhaul/exchange any Boeing Spare Parts upon request. From time to time, Customer may submit an order for the repair/overhaul/exchange of Boeing Spare Parts. Boeing will acknowledge receipt and either (i) accept Customer's order,
(ii) advise Customer of any Boeing Spare Part listed in the order that Boeing cannot repair, overhaul or exchange. Boeing's acknowledgment of Customer's order will establish an Order.

      5.2 Non-repairable Repair/Overhaul/Exchange Parts. Unless previously agreed, Boeing considers any part non-repairable, i.e., Beyond Economical Repair
(BER) if a repair will exceed [*****] of Boeing's then current sales price for a new replacement part. Boeing will promptly notify Customer if, in Boeing's discretion, a Repair/Overhaul/Exchange Part is non-repairable, and Customer will instruct Boeing to either:

            5.2.1 continue the repair with an approved budgetary quote

            5.2.2 ship the nonrepairable Repair/Overhaul/Exchange Parts to Customer at Customer's expense, or

            5.2.3 destroy the Repair/Overhaul/Exchange Part at Boeing's facility. In the event Customer requests disposition of a part pursuant to this clause, Customer will pay Boeing a handling charge of a minimum of [*****].

      5.3 Title and Risk of Loss. Title to and risk of loss of any Repair/Overhaul/Exchange Parts returned to Boeing will at all times remain with Customer or any other title holder of such Boeing Spare Part, except that components of such Repair/Overhaul/Exchange Parts removed and replaced will pass to Boeing upon replacement. Title to replacement components will pass to Customer upon redelivery to Customer. Title to Repair/Overhaul/Exchange Parts delivered to Boeing for exchange with remanufactured, modified or overhauled Repair/Overhaul/Exchange Parts will pass to Boeing upon delivery to Customer of the remanufactured, modified or overhauled Repair/Overhaul/Exchange Parts. Title to such remanufactured, modified or

                                   Page 2-10

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


overhauled Repair/Overhaul/Exchange Parts will pass to Customer upon delivery to Customer. While Boeing has possession of the returned Repair/Overhaul/Exchange Parts, Boeing will have only such liabilities as a bailee for mutual benefit would have, but will not be liable for loss of use.

                                   Page 2-11

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


                                     PART 3

                          WARRANTY TERMS AND CONDITIONS

1.    Boeing Spare Parts Warranty.

      1.1 Coverage. Boeing warrants that, at the time of delivery, each Boeing Spare Part purchased by Customer will:

            (i)   conform to the applicable drawing and specification;

            (ii) be free from defects in material and workmanship, including process of manufacture; and

            (iii) be free from defects in design including selection of materials and process of manufacture, in view of the state-of-the-art at the time of design.

      1.2   Exceptions.

            1.2.1 The following conditions do not constitute a defect under this warranty:

                  (i)   conditions resulting from normal wear and tear;

                  (ii) conditions resulting from acts or omissions of Customer; and

                  (iii) conditions resulting from failure to properly service and maintain a Boeing Spare Part.

            1.2.2 The warranties set forth in Part 3 of this HMSGTA will not apply to any Boeing Spare Parts manufactured pursuant to any SLA.

      1.3   Warranty Periods.

            1.3.1 Warranty. The warranty period begins on the date of delivery of the Boeing Spare Part and ends (i) after 48 months for a Boeing Spare Part manufactured for installation on Aircraft models 777-200, -300 or 737-600, -700, -800, -900, or new Aircraft models designed and manufactured with similar, new technology; or (ii) after 36 months for a Boeing Spare Part manufactured for installation on any other Aircraft model. Notwithstanding, in the case of any Boeing Spare Part that is subject to the 48 month warranty and the 36 month warranty, the 48 month warranty will apply in every instance.

            1.3.2 Warranty on Corrected Boeing Spare Parts. The warranty period applicable to a Corrected Boeing Spare Part resulting from a defect in material or workmanship is the remainder of the initial warranty period for the defective Boeing Spare Part it replaced. The warranty period for a Corrected Boeing Spare Part resulting from a defect in design is 18 months or the remainder of the initial warranty period, whichever is longer. The 18 month

                                    Page 3-1

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


period begins on the date of delivery of the Corrected Boeing Spare Part or date of delivery of the kit or kits furnished to Correct the Boeing Spare Part.

      1.4   Remedies.

            1.4.1 Defect Correction. At Customer's option, Boeing will either Correct or reimburse Customer to Correct defects in Boeing Spare Parts discovered during the warranty period.

            1.4.2 Warranty Labor Rate. If Customer Corrects a defective Boeing Spare Part, Boeing will reimburse Customer for Direct Labor hours at Customer's established Warranty Labor Rate at the time of Correction. Prior to or concurrently with submittal of Customer's first claim for Direct Labor reimbursement, Customer may notify Boeing of Customer's then-current Average Direct Hourly Labor Rate, and thereafter notify Boeing of any material change in such rate. Boeing will require information from Customer to substantiate such rates.

            1.4.3 Warranty Inspections. In addition to the remedies to Correct defects in Boeing Spare Parts, Boeing will reimburse Customer for the cost of Direct Labor to perform certain inspections of the Aircraft to determine the occurrence of a condition Boeing has identified as a covered defect, provided:

                  1.4.3.1 the inspections are recommended by a service bulletin or service letter issued by Boeing during the warranty period; and

                  1.4.3.2 such reimbursement will not apply to any inspections performed after a Correction is available to Customer.

            1.4.4 Credit Memorandum Reimbursement. Boeing will make all reimbursements by credit memoranda which may be applied toward the purchase of Boeing goods and services.

            1.4.5 Maximum Reimbursement. Unless previously agreed, the maximum reimbursement for Direct Labor and Direct Materials used to Correct a defective Boeing Spare Part will not exceed [*****] of Boeing's then-current sales price for a new replacement Boeing Spare Part.

      1.5   Discovery and Notice.

            1.5.1 For a claim to be valid:

                  (i) the defect must be discovered during the warranty period; and

                  (ii) Boeing Warranty Regional Manager must receive written notice of the discovery no later than 90 days after expiration of the warranty period. The notice must include sufficient information to substantiate the claim.

                                    Page 3-2

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            1.5.2 Receipt of Customer's notice of the discovery of a defect secures Customer's rights to remedies under this Part 3, even though a Correction is performed after the expiration of the warranty period.

            1.5.3 Once Customer has given valid notice of the discovery of a defect, a claim should be submitted as soon as practicable after performance of the Correction.

            1.5.4 Boeing may release service bulletins or service letters advising Customer of the availability of certain warranty remedies. When such advice is provided, Customer will be deemed to have fulfilled the requirements for discovery of the defect and submittal of notice under this Part 3 as of the date specified in the service bulletin or service letter.

      1.6   Filing a Claim.

            1.6.1 Authority to File. Claims may be filed by Customer.

            1.6.2 Claim Information.

                  1.6.2.1 Claimant is responsible for providing sufficient information to substantiate Customer's rights to remedies under this Part 3. Boeing may reject a claim for lack of sufficient information. At a minimum, such information must include:

                        (i)   identity of claimant;

                        (ii) part number and nomenclature of defective Boeing Spare Part;

                        (iii) purchase order number and date of delivery of a
                              defective Boeing Spare Part;

                        (iv)  description and substantiation of the defect;

                        (v)   date the defect was discovered;

                        (vi)  date the Correction was completed;

                        (vii) the total flight hours or cycles accrued, if
                              applicable;

                        (viii)an itemized account of direct labor hours expended
                              in performing the Correction; and

                        (ix) an itemized account of any direct materials incorporated in the Correction.

                                    Page 3-3

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


                  1.6.2.2 Additional information may be required based on the nature of the defect and the remedies requested.

            1.6.3 Boeing Claim Processing.

                  1.6.3.1 Any claim for a Boeing Spare Part returned by Customer to Boeing for Correction must accompany the Boeing Spare Part. Any claim not associated with the return of a Boeing Spare Part must be signed and submitted in writing directly by Customer to Boeing Warranty Regional Manager.

                  1.6.3.2 Boeing will promptly review the claim and will give notification of claim approval or rejection. If the claim is rejected, Boeing will provide a written explanation.

      1.7   Corrections Performed by Customer.

            1.7.1 Facilities Requirements. Customer may at its option Correct defective Boeing Spare Parts at its facilities or may subcontract Corrections to a Contractor. A Contractor must be certified by Customer's Civil Aviation Authority or the Federal Aviation Administration.

            1.7.2 Technical Requirements. All Corrections done by Customer, or Contractor must be performed in accordance with Boeing's applicable service manuals, bulletins or other written instructions, using parts and materials furnished or approved by Boeing.

            1.7.3 Reimbursement.

                  1.7.3.1 Boeing will reimburse Customer's reasonable costs of Direct Materials and Direct Labor (excluding time expended for overhaul) at Customer's established Warranty Labor Rate to Correct a defective Boeing Spare Part. Claims for reimbursement must contain sufficient information to substantiate Direct Labor hours expended and Direct Materials consumed. Customer or Contractor may be required to produce invoices for materials.

                  1.7.3.2 Reimbursement for Direct Labor hours to perform a Correction stated in a service bulletin will be based on the labor estimates in the service bulletin.

                  1.7.3.3 Boeing will reimburse Customer for freight charges associated with Correction of defects performed by its Contractor.

            1.7.4 Disposition of Defective Boeing Spare Parts Beyond Economical Repair.

                  1.7.4.1 Defective Boeing Spare Parts that are found to be beyond economical repair will be retained for a period of 60 days from the date Boeing receives Customer's claim. Boeing may request return of such Boeing Spare Parts during the 60 day period for inspection and confirmation of a defect.

                                    Page 3-4

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


                  1.7.4.2 After the 60 day period, a defective Boeing Spare Part with a value of U.S. $2,000 or less may be scrapped without notification to Boeing. If such Part has a value greater than U.S. $2,000, Customer must obtain confirmation of unrepairability by Boeing's on-site Customer Services Representative prior to scrapping. Confirmation may be in the form of the Representative's signature on Customer's claim or through direct communication between the Representative and Boeing Warranty Regional Manager.

      1.8   Corrections Performed by Boeing.

            1.8.1 Freight Charges. Customer will pay shipping charges to return a Boeing Spare Part to Boeing. Except for Boeing Spare Parts applicable to Boeing Models 707, 727 and DC-8 Aircraft, Boeing will reimburse Customer for reasonable incoming shipping charges. Boeing will pay shipping charges to return the Corrected Boeing Spare Part.

            1.8.2 Customer Instructions. The documentation shipped with the returned defective Boeing Spare Part may include specific technical instructions for additional work to be performed on the Boeing Spare Part. The absence of such instructions will evidence Customer's authorization for Boeing to perform all necessary Corrections and work required to return the Boeing Spare Part to a serviceable condition.

            1.8.3 Correction Time Objectives.

                  1.8.3.1 Boeing's objective for making Corrections is 10 working days for avionics and electronic Boeing Spare Parts, 30 working days for Corrections of other Boeing Spare Parts performed at Boeing's facilities, and 40 working days for Corrections of other Boeing Spare Parts performed at Boeing subcontractor's facilities. The objectives are measured from the date Boeing receives the defective Boeing Spare Part and a valid claim to the date Boeing ships the Correction.

                  1.8.3.2 Except for Boeing Spare Parts applicable to Boeing Models 707, 727 and DC-8 Aircraft, if Customer has a critical parts shortage because Boeing has exceeded a Correction time objective and Customer has procured spare Boeing Spare Parts for the defective Boeing Spare Part in quantities shown in Boeing's Recommended Spare Parts List (RSPL), or Spares Planning and Requirements Evaluation Model (M-SPARE), or as otherwise agreed between the parties, then Boeing will either expedite the Correction or provide an interchangeable Boeing Spare Part on a no charge loan or lease basis until the Corrected Boeing Spare Part is returned.

            1.8.4 Title Transfer and Risk of Loss.

                  1.8.4.1 Title to and risk of loss of any Boeing Spare Part returned to Boeing will at all times remain with Customer or any other title holder of such Boeing Spare Part. While Boeing has possession of the returned Boeing Spare Part, Boeing will have only such liabilities as a bailee for mutual benefit would have, but will not be liable for loss of use.

                  1.8.4.2 If a Correction requires delivery of a new Boeing Spare Part,

                                    Page 3-5

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


then at the time Boeing delivers the new Boeing Spare Part, title to and risk of loss for the returned Boeing Spare Part will pass to Boeing, and title to and risk of loss for the new Boeing Spare Part will pass to Customer.

2.    Supplier Warranty Commitment.

      Supplier Spare Parts purchased from Boeing are purchased "as is" and Boeing makes no warranty whatsoever with regard to them.

3.    Warranty of Leased Tools and Leased Parts.

      Each Leased Tool and Leased Part leased hereunder is leased "as is" and Boeing makes no warranty whatsoever with regard to them. A Leased Part purchased by Customer is a Boeing Spare Part and as such the warranty is contained in Part 3, Article 1.

4.    Warranty of Technical Assistance and Technical Consulting.

      4.1 Coverage. Boeing warrants that Technical Assistance and Technical Consulting will be performed in a workmanlike manner.

      4.2 Warranty Period and Claims. The warranty period with respect to the performance of Technical Assistance and Technical Consulting is 36 months after the completion date of the applicable Service. Boeing Warranty Regional Manager must receive written notice of the discovery no later than 90 days after expiration of the warranty period. The notice must include sufficient information to substantiate the claim.

      4.3 Remedy. Customer's remedy and Boeing's sole obligation and liability for deficient Services are limited to the no-charge reperformance by Boeing for that portion of the Services determined to be deficient.

5.    Warranty for Repair/Overhaul/Exchange Parts.

      5.1 Coverage and Warranty Period. Boeing warrants that, at the time of delivery, each Repair/Overhaul/Exchange Part processed by Boeing under a Repair/Overhaul/Exchange Order will be free from defects in material and workmanship for a period of 12 months after such delivery. There are no warranties as to any parts not manufactured to Boeing's detail design, whether or not such parts are installed or incorporated in the Repair/Overhaul/ Exchange Part delivered to Customer.

      5.2 Claims. The claimed defect must be discovered by Customer within the applicable warranty period, and Boeing Warranty Regional Manager must receive written notice of such defect at the earliest practicable time after discovery of the defect by Customer, but in no event later than 90 days after expiration of the applicable warranty period. Such claim must include reasonable evidence that the claimed defect is covered by one of the above warranties and, if requested by Boeing, that such defect did not result from:

                                    Page 3-6

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            (i)   conditions resulting from normal wear and tear;

            (ii)  conditions resulting from acts or omissions of Customer; and

            (iii) conditions resulting from failure to properly service and maintain a Repair/Overhaul/Exchange Part.

      5.3 Remedy. Customer's remedy for a defect in material and workmanship in the Repair/Overhaul/Exchange Part is repair or replacement, at Boeing's option, of the defective Repair/Overhaul/Exchange Part. If a replacement Repair/Overhaul/Exchange Part is provided, such replacement will be interchangeable with the replaced part and be free from defect. Boeing's liability and Customer's remedy under this Article 5.3 are conditioned upon the return, as soon as practicable, of the defective Repair/Overhaul/Exchange Part, with all shipping charges prepaid, to Boeing's location, from which such part was previously delivered to Customer, or other mutually agreeable location. Upon confirmation of the defect, Boeing will reimburse Customer's reasonable incoming shipping charges. Return of the repaired or replacement Repair/Overhaul/Exchange Part will be at Boeing's expense.

      5.4 Warranty of Title. Boeing warrants that it will convey good title to any replaced or exchanged component part provided with the Repair/Overhaul/Exchange Part delivered to Customer from Boeing, and such part will be free and clear of all liens, claims, charges and encumbrances. Boeing's liability and Customer's remedy under this Article 5.4 are limited to the removal of any defect in title or the replacement of any part having such a defect.

6.    Indemnities Against Patent and Copyright Infringement.

      6.1 Indemnity Against Patent Infringement. Boeing will defend and indemnify Customer with respect to all claims, suits, and liabilities arising out of any actual or alleged patent infringement through Customer's use or resale of any Boeing Spare Part purchased by Customer from Boeing pursuant to an Order.

      6.2 Indemnity Against Copyright Infringement. Boeing will defend and indemnify Customer with respect to all claims, suits, and liabilities arising out of any actual or alleged copyright infringement through Customer's (i) use or resale of any Boeing-created Aircraft Software purchased by Customer from Boeing pursuant to an SLA or an Order or (ii) use of any Boeing-created Materials provided to Customer pursuant to an SLA or an Order.

      6.3   Exceptions, Limitations, and Conditions.

            6.3.1 Boeing's obligation to indemnify Customer for actual or alleged patent infringement will extend only to infringements in countries which, at the time of the infringement, were party to and fully bound by either
(i) Article 27 of the Chicago Convention on International Civil Aviation of December 7, 1944, or (ii) the International Convention for the Protection of Industrial Property (Paris Convention).

                                    Page 3-7

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


            6.3.2 Boeing's obligation to indemnify Customer for copyright infringement is limited to infringements in countries which, at the time of the infringement, are members of The Berne Union and, with respect to copyright infringement related to computer software, recognize computer software as a "work" under The Berne Convention.

            6.3.3 The indemnities provided under this Article 6 will not apply to any (i) Boeing Spare Part, Aircraft Software, or Materials used other than for its intended purpose, or (ii) Aircraft Software not created by Boeing or Materials not created by Boeing; provided, however, Boeing shall indemnity Customer to the extent Boeing holds contractual rights to indemnification from third parties that cover or extend to Customer with respect to Aircraft Software not created by Boeing or Materials not created by Boeing.

            6.3.4 Customer must deliver prompt written notice to Boeing of any notice received by Customer of any suit or other formal action against Customer or any other written allegation or written claim of infringement covered by this
Article 6; provided, however, Customer shall provide written notice to Boeing no less than seven (7) days after service to Customer of a summons or complaint for any suit or formal action unless the date that response or any other action in defense must be taken within such seven (7) day period, in which case Customer must give notice no less than three (3) days after such service to Customer, or if the response or other action in defense must be taken within such three (3) day period, immediately upon such service to Customer.

            6.3.5 At any time, Boeing will have the right at its option and expense to (i) negotiate with any party claiming infringement, (ii) assume or control the defense of any infringement allegation, claim, suit or formal action, (iii) intervene in any infringement suit or formal action, and/or (iv) attempt to resolve any claim of infringement by replacing an allegedly infringing Boeing Spare Part, or Boeing-created Aircraft Software or Materials, with a noninfringing equivalent.

            6.3.6 Upon receipt of Boeing written request, Customer will promptly furnish to Boeing all information, records, and assistance within Customer's possession or control which Boeing considers relevant or material to any alleged infringement covered by this Article 6.

            6.3.7 Except as required by a final judgment entered against Customer by a court of competent jurisdiction from which no appeals can be or have been filed, Customer will obtain Boeing's written approval prior to paying, committing to pay, assuming any obligation, or making any concession relative to any infringement covered by these indemnities. If Customer has provided notice as specified in Article 6.3.4 and keeps Boeing reasonably informed of the progress of the defense of any such claim relative to any infringement covered by these indemnities and settlement discussions related thereto, then, Boeing shall bear the cost of any bond required by Court order as a prerequisite to such appeal (but not a bond for cost of litigation or cost of appeal) if (1) Customer has also delivered to Boeing a written request for Boeing's determination of whether to appeal a judgment, together with notice of the date that is seven (7) business days prior to the date the notice of appeal must be filed with the appellate court and (2) Boeing thereafter instructs Customer to appeal or fails to provide a determination on or before such deadline; provided, however, in no event shall Boeing be responsible for such

                                    Page 3-8

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


cost if Customer fails to give Boeing at least seven (7) business day's prior notice. For the avoidance of doubt, the foregoing does not require Boeing to post a bond to ensure Boeing's payment of amounts that may become owing to Customer if Boeing is unsuccessful on appeal (including without limitation Newco's costs of litigation or costs of appeal).

            6.3.8 BOEING WILL HAVE NO OBLIGATION OR LIABILITY UNDER THIS ARTICLE 6 FOR LOSS OF USE, REVENUE, OR PROFIT, OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE OBLIGATIONS OF BOEING AND REMEDIES OF CUSTOMER IN THIS ARTICLE 6 ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES, AND RENOUNCES, ALL OTHER INDEMNITIES, OBLIGATIONS, AND LIABILITIES OF BOEING AND ALL OTHER RIGHTS, CLAIMS, AND REMEDIES OF CUSTOMER AGAINST BOEING, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACTUAL OR ALLEGED PATENT, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY INFRINGEMENT BY ANY SPARE PARTS, AIRCRAFT SOFTWARE, STANDARDS, REPAIR/OVERHAUL/EXCHANGE PARTS, LEASED PARTS, LEASED TOOLS, MATERIALS AND INFORMATION, SERVICES (INCLUDING, BUT NOT LIMITED TO, TECHNICAL ASSISTANCE AND TECHNICAL CONSULTING), OR ANY OTHER THINGS PROVIDED UNDER THIS HMSGTA AND THE APPLICABLE ORDER.

            6.3.9 For the purpose of this Article 6, "Boeing" or "BOEING" is defined as The Boeing Company, its divisions, subsidiaries and affiliates, the assignees of each, and their respective directors, officers, employees and agents.

                                    Page 3-9

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


APPENDIX I

BROKER'S LETTERHEAD

[ date ]

                            CERTIFICATE OF INSURANCE

ISSUED TO:        The Boeing Company
                  Post Office Box 3707
                  Mail Code 13-57
                  Seattle, Washington 98124-2207
                  U.S.A.
                  Attn:  Manager - Aviation Insurance

CC:               Boeing Commercial Airplane Company
                  Post Office Box 3707
                  Mail Code 21-35
                  Seattle, Washington 98124-2207
                  U.S.A.
                  Attn: Director Special Services - Contracts

NAMED INSURED:

We hereby certify that in our capacity as Brokers to the Named Insured, the following described insurance is in force at this date:

INSURER        POLICY NO                      PARTICIPATION
-------        ---------                      -------------
POLICY                        PERIOD: From [date and time of inception of the
                              Policy(ies)] to [date and time of expiration].

COVERAGES:

AVIATION OR AIRLINE LIABILITY INSURANCE

      Including, but not limited to, Premises/Operations Liability, Completed Operations/Products Liability, Contractual Liability, Personal Injury, Bodily Injury and Property Damage.

LIMITS OF LIABILITY:

To the fullest extent of the Policy limits that the Named Insured carries from the time of execution of the HMSGTA referenced herein and thereafter at the inception of each policy period, but in any event no less than two hundred million dollars (US$200,000,000); combined single limit, any one occurrence (with aggregates as applicable).

                                    Page A-1

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


APPENDIX I

SPECIAL PROVISIONS APPLICABLE TO BOEING:

It is certified that Insurers are aware of the terms and conditions of the Hardware Material Services General Terms Agreement No. MWS dated
______________________ (HMSGTA), and that Insurers have agreed to the following:

            (1) To include Boeing as an additional insured in accordance with Customer's undertaking in Part 1, Article 13.1 of the HMSGTA;

            (2) To provide that such insurance will be primary and not contributory nor excess with respect to any other insurance available for the protection of Boeing;

            (3) To provide that with respect to the interests of Boeing, such insurance shall not be invalidated or minimized by any action or inaction, omission or misrepresentation by the Insured or any other person or party (other than Boeing) regardless of any breach or violation of any warranty, declaration or condition contained in such policies;

            (4) To provide that all provisions of the insurance coverages referenced above, except the limits of liability, will operate to give each Insured or additional insured the same protection as if there were a separate Policy issued to each;

            (5) Boeing will not be responsible for payment, set-off, or assessment of any kind or any premiums in connection with the policies, endorsements or coverages described herein;

            (6) If a policy is canceled for any reason whatsoever, or any substantial change is made in the coverage which affects the interests of Boeing or if a policy is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to Boeing for thirty (30) days (in the case of war risk and allied perils coverage seven (7) days after sending, or such other period as may from time to time be customarily obtainable in the industry) after receipt by Boeing of written notice from the Insurers or their authorized representatives or Broker of such cancellation, change or lapse; and

            (7) For the purposes of the Certificate, "Boeing" is defined as The Boeing Company, its divisions, subsidiaries, affiliates, the assignees of each and their respective directors, officers, employees and agents.

SUBJECT TO THE TERMS, CONDITIONS, LIMITATIONS AND EXCLUSIONS OF THE RELATIVE POLICIES.

(signature)
(typed name)
(title)

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
                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


APPENDIX II

                      CONTRACTOR CONFIDENTIALITY AGREEMENT

      This agreement (Agreement) is entered into between _______________________ (Contractor) and Mid-Western Aircraft Systems, Inc. (Customer) and will be effective as of the date set forth below.

      In connection with Customer's provision to Contractor of certain Materials, Proprietary Materials and Proprietary Information, reference is made to Hardware Material Services General Terms Agreement No. MWS dated as of ________________________ between The Boeing Company, including its wholly-owned subsidiaries, Boeing Management Company and McDonnell Douglas Corporation (Boeing) and Customer (the HMSGTA).

Capitalized terms used herein without definition will have the same meaning as in the HMSGTA.

      Boeing has agreed to permit Customer to make certain Materials, Proprietary Materials and Proprietary Information relating to [Boeing Model ________ aircraft - Manufacturer's Serial Number ______ / Registration No.
________ ][(the Aircraft)] [the Project] available to Contractor in connection with Customer's contract with Contractor (the Contract) to assist Customer in the [maintenance repair/modification of the Aircraft]. In consideration of the Contract, and as a condition of receiving the Proprietary Materials and Proprietary Information, Contractor agrees as follows:

1.    For purposes of this Agreement:

      "Aircraft Software" means software intended to fly with and be utilized in the operation of an Aircraft, but excludes software furnished by Customer.

      "Materials" means any and all items that are created by Boeing or a Third Party, are provided to Contractor from Boeing or from Customer, and serve primarily to contain, convey, or embody information. Materials may include either tangible forms or intangible embodiments (for example, software and other electronic forms) of information, but excludes Aircraft Software and software furnished by Customer.

      "Proprietary Information" means any and all proprietary, confidential and/or trade secret information owned by Boeing or a Third Party which are contained, conveyed or embodied in Materials.

      "Proprietary Materials" means Materials that contain, convey, or embody Proprietary Information.

      "Third Party" means anyone other than Boeing, Customer and Contractor.

2. Boeing has authorized Customer to grant to Contractor a worldwide, non-exclusive, personal and nontransferable license to use Proprietary Materials and Proprietary Information, owned by Boeing, internally in connection with performance of the Contract or as may otherwise

                                    Page A-3

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


APPENDIX II

be authorized by Boeing in writing. Contractor will keep confidential and protect from disclosure to any person, entity or government agency, including any person or entity affiliated with Contractor, all Proprietary Materials and Proprietary Information. Individual copies of all Materials and Aircraft Software are provided to Contractor subject to copyrights therein, and all such copyrights are retained by Boeing or, in some cases, by Third Parties. Contractor is authorized to make copies of Materials (except for Materials bearing the copyright legend of a Third Party) provided, however, Contractor preserves the restrictive legends and proprietary notices on all copies. All copies of Proprietary Materials will belong to Boeing and be treated as Proprietary Materials under this Agreement.

3. Other than in support of work conducted under this Agreement or a separate agreement with Customer pursuant to a Boeing supply agreement, Contractor specifically agrees not to use Proprietary Materials or Proprietary Information in connection with the manufacture or sale of any part or design. Unless otherwise agreed with Boeing in writing, Proprietary Materials and Proprietary Information may be used by Contractor only for work on the [Aircraft] [Project] for which such Proprietary Materials have been specified or licensed by Boeing. Customer and Contractor recognize and agree that they are responsible for ascertaining and ensuring that all Materials are appropriate for the use to which they are put.

4. Contractor will not attempt to gain access to information by reverse engineering, decompiling, or disassembling any portion of any software or Aircraft Software provided to Contractor pursuant to this Agreement.

5. If Boeing reasonably believes that the Contractor is not complying with the terms of this Agreement, Boeing may request, and Contractor will promptly return to Boeing (or, at Boeing's option, destroy) all Proprietary Materials, together with all copies thereof and will certify to Boeing that all such Proprietary Materials and copies have been so returned or destroyed.

6. When and to the extent required by a government regulatory agency having jurisdiction over Contractor, Customer or Customer's [Aircraft][Project], Contractor is authorized to provide Proprietary Materials and disclose Proprietary Information to the agency for the agency's use in connection with Contractor's authorized use of such Proprietary Materials and/or Proprietary Information in connection with Contractor's work on the [Aircraft] [Project]. Contractor agrees to take reasonable steps to prevent such agency from making any distribution or disclosure, or additional use of the Proprietary Materials and Proprietary Information so provided or disclosed. Contractor further agrees to promptly notify Boeing upon learning of any (i) distribution, disclosure, or additional use by such agency, (ii) request to such agency for distribution, disclosure, or additional use, or (iii) intention on the part of such agency to distribute, disclose, or make additional use of the Proprietary Materials or Proprietary Information.

7. Boeing is an intended third-party beneficiary with respect to this Agreement, and Boeing may enforce any and all of the provisions of the Agreement directly against Contractor. Contractor hereby submits to the jurisdiction of the Washington state courts and the United States District Court for the Western District of Washington with regard to any Boeing claims under this Agreement. It is agreed that Washington law (excluding Washington's conflict-of-law

                                    Page A-4

                    Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. Omissions are designated by the symbol [*****].


APPENDIX II

rules) will apply to this Agreement and with regard to any claim or dispute under this Agreement.

8. No disclosure or physical transfer by Boeing or Customer to Contractor, of any Proprietary Materials or Proprietary Information covered by this Agreement will be construed as granting a license, other than as expressly set forth in this Agreement or any ownership right in any patent, patent application, copyright or proprietary information.

9. The provisions of this Agreement will apply notwithstanding any markings, or legends or the absence thereof, on any Proprietary Materials.

10. This Agreement is the entire agreement of the parties regarding the ownership and treatment of Proprietary Materials and Proprietary Information, and no modification of this Agreement will be effective as against Boeing unless embodied in a writing signed by authorized representatives of Contractor, Customer and Boeing.

11. Failure by either party to enforce any of the provisions of this Agreement will not be construed as a waiver of such provisions. If any of the provisions of this Agreement is/are held unlawful or otherwise ineffective by a court of competent jurisdiction, the remainder of the Agreement will remain in full force.

12.   This Agreement will remain in effect indefinitely.

ACCEPTED AND AGREED TO this

Date: ________________________________

CONTRACTOR                                CUSTOMER

______________________________________    ______________________________________

By ___________________________________    By ___________________________________

Its __________________________________    Its __________________________________

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